Exhibit 99

Fresh Harvest Products, Inc.

280 Madison Avenue, Ste 1005

New York, New York 10016 USA

October 1, 2012

Michael J. Friedman

280 Madison Avenue, Ste 1005

New York, New York 10016

Re:

Conversion of Accrued Compensation to Equity

Dear Mr. Friedman:

Fresh Harvest Products, Inc., a New Jersey corporation (“Fresh Harvest” or the “Company”), owes you (“Executive”) accrued but unpaid compensation in the aggregate amount of $228,000 (“Accrued Compensation”), and accrued but unpaid director’s fees in the aggregate amount of $46,000 (“Accrued Director’s Fees”), for an aggregated total accrued but unpaid compensation and director’s fees of $274,000 (“Total Accrued Compensation”).  Pursuant to discussions between Executive and Fresh Harvest, it has been agreed that the Total Accrued Compensation owed by Fresh Harvest to Executive shall be converted into shares of Common Stock (the “Common Stock”) and shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of Fresh Harvest (the “Conversion”), as set forth below.

1.

Conversion of Accrued Compensation into Equity.  Fresh Harvest and Executive hereby agree that the Total Accrued Compensation owed by Fresh Harvest to Executive is hereby converted into 413,333,333 Common Shares and 5,000,000 shares of Preferred Stock (the “Shares”).

2.

Representations and Warranties of Executive. Executive hereby represents and warrants to Fresh Harvest that:

(a)

Securities Not Registered.  Executive is acquiring the Shares for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(b)

Access to Information.  The Company has made available to Executive the opportunity to ask questions of and to receive answers from the Company’s officers, directors and other authorized representatives concerning the Company and its business and prospects, and Executive has been permitted to have access to all information, which it has requested in order to evaluate the merits and risks of the Conversion.  Executive believes that it has received all the information Executive considers necessary or appropriate for deciding whether to acquire the Shares.

(c)

Investment Experience.  Executive is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Conversion and the Shares.

(d)

No Brokers or Finders.  Executive has incurred no liability for commissions or other fees to any finder or broker in connection with the transactions contemplated by this letter agreement, the cost of which is in any part the liability of or payable by the Company.

(e)

Regulation D.  Executive is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).  In the normal course of business, Executive invests in or purchases securities similar to the Shares and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Conversion and the Shares.

(f)

Unregistered.  Executive has been advised that (i) neither the Shares nor the shares of the Company’s common stock issuable upon conversion of the Shares (the “Conversion Shares”) has been registered under the Securities Act or other applicable securities laws, and (ii) the Shares and the Conversion Shares may need to be held indefinitely, and

Executive must continue to bear the economic risk of the investment in the Shares and the Conversion Shares unless the Shares or the Conversion Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

(g)

No Review.  Executive understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the Shares or the Conversion Shares.

(h)

Legend. Executive understands that the Shares and the Conversion Shares shall bear a restrictive legend in substantially the following form:

THE SECURITIES OF THE COMPANY REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

If you agree to the terms and conditions of this letter agreement, please so indicate by executing the enclosed counterpart hereof indicated below and returning it to us.

Very truly yours, FRESH HARVEST PRODUCTS, INC. /s/ Jay Odintz By:____________________ Jay Odintz Board of Director Member

READ AND AGREED:

MICHAEL J. FRIEDMAN

/s/ Michael J. Friedman

_____________________